Exhibit 10.12

Equity transfer agreement

Transferor: Weng Xueyuan

(ID No.: ) (hereinafter referred to as Party A)

Transferee: Wenzhou golden sun Education Development Co., Ltd. (unified social credit no: ) (hereinafter referred to as Party B) According to the resolution of the Council of Yangfushan cultural tutorial school in Ouhai District of Wenzhou City on January 18, 2019, Party A and Party B reached the following agreement on the transfer of Party A's property share in the unit in the conference room of Yangfushan cultural Tutorial school in Ouhai District, Wenzhou on January 18, 2019:

1. Party A voluntarily transfers 100% of the equity share (RMB 100000) owned by Yangfushan culture Tutorial school in Ouhai District of Wenzhou City to Party B.

2. The above transfer funds shall be delivered by both parties out of the account, and shall be fulfilled within 15 days from the date of signing this agreement.

3. After signing this agreement, Party A and Party B shall go through the change procedures with the relevant departments. Party A shall actively assist Party B in handling relevant procedures. This Agreement shall come into force after being signed by both parties and registered by relevant departments.

4. Party A shall be fully responsible for the debts of the school before the transfer, while Party B shall not be jointly and severally liable. After the transfer, Party A shall not bear all legal liabilities of the school.

5. If one of the two parties breaks the contract, it shall continue to take remedial measures or compensate for losses according to the provisions.

6. Disputes between the two parties shall be settled by the court.

7. This agreement is made in quadruplicate, one for each party

One for filing and one for tax department.

Transferor:

/s/ Xueyuan Weng

transferee:

/s/ Wenzhou golden sun Education Development Co., Ltd.

January 19, 2019